EXHIBIT 99.1

Community Bancorp. Reports Third Quarter 2024 Earnings

Total Assets Increased, Reflecting Continued Growth in Loan Portfolio;

Net Interest Income and Non-Interest Income Both Higher

For immediate release

Derby, VT: October 17, 2024 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the third quarter ended September 30, 2024, of $3.1 million or $0.55 per share, a decrease of $248,258 or 7.38%, compared to $3.4 million or $0.61 per share for the third quarter of 2023. Year to date earnings for 2024 are $8.7 million or $1.55 per share, a decrease of $1.2 million or 12.45%, compared to $9.9 million or $1.80 per share a year ago, with the 2024 periods reflecting more challenging operating conditions for banks given persistent high interest rates.

Total assets for the Company as of September 30, 2024, were $1.2 billion, an increase of $78 million from year end 2023 and an increase of $94 million from $1.03 billion as of September 30, 2023. Contributing to the bank’s healthy asset levels was continued growth in the Company's loan portfolio, which increased $74.1 million, or 8.84%, in the third quarter of 2024 compared to the same period in 2023. Deposit balances increased $28 million, or 3.15%, compared to the same period in 2023. The year-over-year loan growth was partially funded by an increase in borrowed funds of $62 million.

The Company’s securities portfolio totaled $170.5 million as of September 30, 2024, a 6.29% decrease compared to $181.9 million as of September 30, 2023. The decrease reflects $9.8 million in maturities and amortization of mortgage-backed securities as well as a market value adjustment. The portfolio is classified as available-for-sale and is required to be reported at fair market value with the unrealized loss, net of a deferred tax adjustment, reported as an adjustment to total equity. Such unrealized losses reflect the interest rate environment, as current rates remain above the coupon rates on the securities, resulting in a fair market value lower than current book values. As of September 30, 2024, the adjustment to equity was $12.4 million, which has declined consistently in recent quarters, totaling $15.9 million on December 31, 2023, and $23.5 million as of September 30, 2023.

Total net interest income for the third quarter ended September 30, 2024, increased $231,864, or 2.75%, to $8.7 million, compared to $8.4 million for the same quarter in 2023. The growth reflects an increase of $1,819,894, or 16.67%, in interest and fees on loans due to loan growth and higher interest rates, offset by higher interest on deposits expense of $1,175,646, or 47.00%, as well as higher interest on borrowed funds of $482,377 or 71.27%. Net interest income for the nine months ended September 30, 2024, decreased slightly by $101,425, or 0.40%, to $25.1 million, compared to $25.2 million for the same period in 2023.

The provision for credit losses for the third quarter ended September 30, 2024, was $460,745, compared to $240,889 for the same period in 2023, reflecting a larger loan portfolio year-over-year and higher charge offs due to the completion of a workout of a large commercial loan. The year-to-date provision for credit losses was $1,105,906, an increase of $297,349 compared to $808,557 for the same period in 2023.

Total non-interest income for the third quarter ended September 30, 2024, of $2 million increased $295,083, or 17.24%, compared to $1.7 million for the same period in 2023. Total non-interest income for the nine months ended September 30, 2024, was $5.4 million, compared to $5.3 million for the nine months ended September 30, 2023, an increase of $104,198 or 1.96%. Total non-interest expenses increased $694,114, or 11.94% for the third quarter of 2024 compared to the same period in 2023, and $1.5 million, or 8.67%, year over year.

Equity capital increased to $98.3 million, with a book value per share of $17.36, as of September 30, 2024, compared to equity capital of $89.0 million and a book value of $15.87 as of December 31, 2023. This growth is based partially upon a decrease of $3.5 million in unrealized losses in the investment portfolio, due to changing bond rates, which increased the fair market value of the investment portfolio, along with an increase of $5.8 million in retained earnings. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

CEO Kathryn Austin commented on the Company’s results: “I am very proud of the strong operating results that our team produced again in the third quarter this year – even as the banking sector faced continued high interest rates that challenged our bottom line. Building upon our strong customer relationships, we generated year-over-year growth in our loan portfolio for the tenth consecutive quarter, as well as in total deposits, demonstrating that our team remains pivotal in helping our customers navigate economic uncertainties. These results underpin the continued success of our strategic focus on organic loan and deposit growth, within our well-established risk management framework, and the resilience of the communities we serve throughout Vermont and New Hampshire. As always, we are grateful for our dedicated employees who support these communities and our growing customer base every day.”

As previously announced, the Company declared a quarterly cash dividend of $0.24 per share, an increase of $0.01 or 4.3% from the previous level, payable November 1, 2024, to shareholders of record as of October 15, 2024.

On July 24, 2024 the Company approved a stock repurchase program of up to 5% or 275,000 shares of the total issued and outstanding Common Stock. As of September 30, 2024 no shares had been repurchased.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward-looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com